EXHIBIT 10.20

March 16, 2007

Mr. Ray Brunner

c/o Design Within Reach, Inc.

225 Bush Street, 20th Floor

San Francisco, CA 94104-4215

Dear Ray:

Design Within Reach, Inc. (the “Company”) is pleased to provide you with this amended offer letter setting forth the terms under which you will serve as the Company’s President and Chief Executive Officer. As President and Chief Executive Officer, you will report to the Company’s Board of Directors.

You will be paid a salary at an annual rate of $350,000, payable in installments pursuant to the Company’s bi-weekly payroll policy. This salary increase will be retroactive to January 1, 2007. You are eligible for all Company benefits. You will be eligible to receive a bonus of up to 100% of your annual salary, based on the achievement of corporate and individual goals to be set by the Compensation Committee of the Board of Directors. For the year 2007, you also will receive an automatic bonus of $50,000 if you are serving as the Company’s Chief Executive Officer at the end of the year. Corporate and individual goals shall be determined as soon as practicable following Board approval of the 2007 Company Business Plan.

During your tenure as President and Chief Executive Officer of the Company, you will have a seat on the Company’s Board of Directors.

By accepting this offer, you agree that, to the best of your ability, you will at all times loyally and conscientiously perform all of the duties and obligations required of you by the Company’s Board of Directors and implicit in your responsibilities as President and Chief Executive Officer, to the reasonable satisfaction of the Company. During the term of your employment, you will devote all of your business time and attention to the business of the Company, and will not render commercial or professional services to any person or organization, whether or not for compensation, without the prior consent of the Company’s Board of Directors. You agree that you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company; provided, however, that nothing in this agreement will prevent you from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

You agree at all times during the term of your employment with the Company, and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity, except as required by your duties for the Company, any “Confidential Information” of the Company. “Confidential Information” includes, but is not limited to, information pertaining to any aspect of the Company’s business which is information not known to actual or potential competitors of the Company; information not known to the investing public; information not known to other third parties; or information that is proprietary to the Company or to its customers or suppliers, whether of a technical, financial or other nature.

In the course of your employment with the Company, you will be subject to and required to comply with all Company policies, and applicable laws and regulations.

Employment with the Company is “at-will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause.

If your employment is terminated by the Company without cause (and not as a result of your death or disability), and if (i) you have been employed by the Company for three months or more and (ii) you sign a general release of known and unknown claims in form satisfactory to the Company, you will receive severance payments totaling $350,000, less applicable withholding, to be paid over a period of six (6) months following the effective date of release. Severance payments will be made in accordance with the Company’s normal payroll procedures. In the event that such termination without cause occurs within one year following any Change of Control (and you sign the release of claims described above), in addition to receiving the severance payments described above, your unvested Company stock options shall immediately vest in full.

For purposes of this Agreement:

(a) “Change of Control of the Company shall be deemed to have occurred if the Company (i) is a party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange; and

(b) A termination “for cause” occurs if you are terminated for any of the following reasons: (i) theft, dishonesty, misconduct or falsification of any employment or Company records; (ii) improper disclosure of the Company’s confidential or proprietary information; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your failure or inability to perform any assigned duties after written notice to you of, and a reasonable opportunity to cure, such failure or inability; or (v) your conviction (including any plea of guilty or no contest) for any criminal act that impairs your ability to perform your duties under this Agreement.

All disputes, claims, and causes of action, in law or equity, arising from or relating to this agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or any termination of that employment, shall be governed by California law, and shall be resolved solely and exclusively by final, binding and confidential arbitration before a single neutral arbitrator through the Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. Any arbitration shall be held in San Francisco, California. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm. Both you and the Company irrevocably waive your respective rights to have any disputes or claims tried by a jury.

If you accept this offer, this letter shall constitute the complete agreement between you and Company with respect to the terms and conditions of your employment. Any prior or contemporaneous representations (whether oral or written) not contained in this letter, or contrary to those contained in this letter, that may have been made to you are expressly cancelled and superseded by this offer. Except as otherwise specified herein, the terms and conditions of your employment may not be changed, except in another letter or written agreement, signed by you and the Chairman of the Board of the Company.

To indicate your acceptance, please sign and date one copy of this letter, and return it to the Company, either in person or at the address below:

Design Within Reach, Inc.
Attention: John Hellmann, Chief Financial Officer
225 Bush Street, 20th Floor
San Francisco, CA 94104

Sincerely,

/s/ John D. Hellmann
John D. Hellmann
Chief Financial Officer

I accept the above-described employment offer letter, on the terms set forth therein.

Dated: March 8, 2007	/s/ Ray Brunner
Ray Brunner